UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

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AMERICAN INTERNATIONAL INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

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INFORMATION STATEMENT
OF
AMERICAN INTERNATIONAL INDUSTRIES, INC.
601 Cien Street, Suite 235
Kemah, Texas 77565-3077
(281) 334-9479

To Our Stockholders:

On August 17, 2012, the Board of Directors of American International Industries, Inc. ("American" or the “Company”) unanimously approved an amendment to the Company's Articles of Incorporation (the “2012 Amended Articles”) to effect a reverse stock split whereby all outstanding shares of the Company's common stock, $0.001 par value (“Common Stock”) will be subject to a reverse split on a One for Ten (1:10) basis (the “Reverse Split”). The 2012 Amended Articles were authorized and approved by the Joint Written Consent of the Board of Directors and Majority Stockholders dated August 17, 2012, a copy of which is attached hereto as Exhibit A.1.

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By Order of the Board of Directors:

/s/ Daniel Dror
Daniel Dror
Chief Executive Officer, President and Chairman

Kemah, Texas
August 20, 2012

AMERICAN INTERNATIONAL INDUSTRIES, INC.
601 Cien Street, Suite 235
Kemah, Texas 77565-3077
(281) 334-9479

Information Statement Pursuant to Section 14C of the Securities Exchange Act of 1934

This Preliminary Information statement is being filed with the SEC on August 20, 2012, based upon the Joint Written Consent of the Board of Directors and Majority Stockholders dated August 17, 2012, a copy of which is attached hereto as Exhibit A.1 (the "Joint Written Consent"), to implement a reverse stock split of the issued and outstanding shares of the Company's Common Stock on a One for Ten (1:10) basis (the “Reverse Split”). The Joint Written Consent approving the 2012 Amended Articles were adopted pursuant to the provisions of Chapter 78.2055 of the Nevada Revised Statute (“NRS”).

Pursuant to Rule 14c-2(b) promulgated by the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"), the actions approved by the Joint Written Consent cannot become effective until twenty (20) days from the date of mailing of the Definitive Information Statement to our stockholders. The Definitive Information Statement, when mailed, shall constitute notice to our stockholders of the above action taken by the Joint Written Consent on August 17, 2012, with respect the 2012 Amended Articles.

New certificates evidencing the shares of Common Stock will not be issued at the effective date of the Reverse Split, as defined below, but may be issued subsequently with respect to any certificates returned to the transfer agent upon a sale, exchange, or for any other purpose. No fractional shares will be issued in connection with the Reverse Split. Stockholders who would otherwise be entitled to receive fractional shares because they hold the number of shares of Common Stock that is not evenly divisible by 10 will have the number of shares to which they are entitled rounded up to the nearest whole number of shares. No stockholder will receive cash in lieu of a fractional share.

The Company's Common Stock is subject to quotation on the OTC Market under the symbol “AMIN.” Upon approval of the Reverse Split by FINRA (the "Effective Date"), FINRA will change our symbol from “AMIN” to “AMIND” for a period of twenty (20) business days to indicate to the brokerage and investment community that the Reverse Split has occurred. After the 20th business

THE REVERSE SPLIT

On August 17, 2012, the Company's Board of Directors unanimously approved the 2012 Amended Articles to affect a reverse stock split whereby all outstanding shares of the Company's Common Stock will be subject to the Reverse Split. The 2012 Amended Articles were authorized and approved by the Joint Written Consent dated August 17, 2012, a copy of which is attached hereto as Exhibit A.1.

Background and Purposes of the Reverse Split

The Reverse Split of the Company’s currently issued and outstanding 16,068,743 shares of Common Stock on a One for Ten (1:10) basis will reduce the number of issued and outstanding shares to 1,606,874 shares, without changing the 50,000,000 shares of Common Stock that are authorized by our Articles of Incorporation.

Our Board of Directors believes that the price of the Company's shares is undervalued and does not properly reflect the value of the Company's assets and operations. As a result, we believe that the Reverse Split on a One for Ten (1:10) basis is in the best interests of all of American's stockholders. Further, American's Board of Directors believes that the trading range of American's shares of approximately $0.60 to $0.15 during the past twelve months and the limited trading volume during that same period may reflect but also adversely impacts investor interested in American's shares and that the Reverse Split should result in an increase in the trading price as well as an increase in investor interest in our shares.

Notwithstanding the above, it is possible that the reduction in the number of outstanding shares as a result of the Reverse Split could adversely affect the trading market for our Common Stock by reducing the relative level of liquidity of our shares. In addition, there can be no assurance that the One for Ten (1:10) Reverse Split will result in a proportionate tenfold increase or, for that matter, any increase, in the price of the shares of Common Stock subject to quotation on the OTC Market or that any price increase will be sustained.

Any new shares issued following the Effective Date of the Reverse Split will be fully paid and non-assessable shares. On the Effective Date of the Reverse Split, the number of stockholders will remain unchanged because those stockholders who would otherwise only be entitled to receive a fractional share will receive a number of shares rounded up to the next whole integer.

The Reverse Split will not change the number of authorized shares of Common Stock or the par value of our Common Stock. While the aggregate par value of our outstanding Common Stock will be reduced as a result of the Reverse Split, our additional paid-in capital will be increased by a corresponding amount. Therefore, the Reverse Split will not affect our total stockholders' equity. All share and per share information will be retroactively adjusted to reflect the Reverse Split for all periods presented in our future financial reports and regulatory filings with the Securities and Exchange Commission ("SEC").

Following the Reverse Split, we will have approximately 1,606,874 shares of Common Stock issued and outstanding, rather than the 16,068,743 shares of Common Stock currently issued and outstanding.

At August 17, 2012, the date immediately preceding the filing of this Preliminary Information Statement on Schedule 14C, the closing price of our shares subject to quotation on the OTC Market was $0.16 and the total market value (based on the 16,068,743 shares of Common Stock outstanding) was approximately $2,571,000.

Rationale for the Reverse Split

The Company's Board of Directors believes that the Reverse Split should, at least initially, increase the price of our shares of Common Stock to approximately $1.60 per share. While the Reverse Split will not increase to total market value of our Common Stock, our Board of Directors believes that the increase in our share price, which increase will not necessarily be sustained, should make our shares more attractive to potential investors, encourage investor interest and trading in, and possibly the marketability of, our Common Stock.

In addition, because brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current per share price of our Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns and fees) that constitute a higher percentage of their total share value than would be the case if the share price of our Common Stock were higher. This difference in transaction costs may also further limit the willingness of institutional investors to purchase shares of our Common Stock.

Trading in our shares also may be adversely affected by a variety of policies and practices of brokerage firms that discourage individual brokers within those firms from dealing in low-priced stocks. These policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that make the handling of low-priced stocks unattractive to brokers from an economic standpoint. Similarly, many brokerage firms are reluctant to recommend low-priced stocks to their customers and the analysts at many brokerage firms do not provide coverage for such stocks. American's Board also believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the One for Ten (1:10) Reverse Split, and the anticipated increase in the price of the Common Stock, could generate renewed and increased interest in our Common Stock and possibly promote greater liquidity for the Company’s stockholders. However, the Company’s aggregate market capitalization could be reduced to the extent that any increase in the market price of the Common Stock resulting from the Reverse Split is proportionately less than the decrease in the number of shares of Common Stock outstanding.

The Company's Board further believes that the total number of shares of our Common Stock currently outstanding is disproportionately large relative to our present market capitalization and that the Reverse Split would bring the number of outstanding shares to a level more in line with other companies with comparable market capitalizations. Moreover, the Board considered that the number of outstanding shares of Common Stock may be unreasonably large in relation to Company’s operations. Upon the Effective Date of the Reverse Split and the decrease in the number of shares of Common Stock that are issued and outstanding, our investors could more easily understand the impact on earnings or loss per share attributable to future developments in our business.

We ultimately cannot predict whether, and to what extent, the Reverse Split would achieve the desired results. The price per share of our Common Stock is a function of various factors, including the results of our business operations, the value of our assets, our ability to successfully implement existing and new business strategies and general economic conditions in the United States, among others.

Accordingly, there can be no assurance that the market price of our Common Stock after the Reverse Split would increase in an amount proportionate to the decrease in the number of issued and outstanding shares, that any increase would be sustained for a prolonged period of time if at all, or that the Reverse Split would enhance the liquidity of, or investor interest in, our Common Stock.

Notwithstanding the foregoing, our Board of Directors believes that the potential positive effects of the Reverse Split materially outweigh the potential disadvantages. In making this determination, our Board of Directors has taken into account various potential negative factors, including: (i) the negative perception of Reverse Splits held by some stock market participants; (ii) the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and (iii) the costs associated with implementing the Reverse Split. The effect of the Reverse Split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances to ours is varied. It is also possible that the Reverse Split may not increase the per share price of our Common stock in proportion to the reduction in the number of shares of our Common Stock outstanding or result in a permanent increase in the per share price, which depends on many factors.

After considering the foregoing factors, our Board determined that submitting the filing of the Articles of Amendment to implement the Reverse Split is in our best interests and that of our stockholders.

Effects of the Reverse Split

The Certificate of Amendment to our Articles of Incorporation will implement the One for Ten (1:10) Reverse Split of our issued and outstanding Common Stock, to be effective upon receipt of approval be FINRA, which will also change our symbol on the OTC Market from “AMIN" to “AMIND” for a period of twenty (20) business days following the Effective Date to indicate to the brokerage and investment community that the Reverse Split has occurred. Immediately following the 20th business day, the Common Stock will resume trading on the OTC Market under the symbol "AMIN."

With the exception of the number of shares of Common Stock outstanding, the rights and preferences of shares of our Common Stock prior and subsequent to the Reverse Split will remain the same. We do not anticipate that our financial condition, the percentage of our stock owned by management, the number of our stockholders, or any aspect of our current business would materially change as a result of the Reverse Split.

Our Common Stock is currently registered under Section 12(g) of the Exchange Act. The proposed reverse stock split would not affect the registration of our Common Stock under the Exchange Act.

After the Effective Date of the Reverse Split, each stockholder would own a reduced number of shares of our Common Stock, based upon the ratio of One for Ten (1:10). However, a Reverse Split would affect all of our stockholders equally and will not affect any stockholder’s percentage ownership of the Company, except for the immaterial result that the Reverse Split shall involve in the rounding up of any fractional shares up to the next whole number of shares, as described herein. For example, a holder of two (2%) percent of the voting power of the outstanding shares of Common Stock immediately prior to the Reverse Split would continue to hold two (2%) percent of the voting power of the outstanding shares of Common Stock after the Reverse Split. Proportionate voting rights and other rights and preferences of the holders of our Common Stock would not be affected by the Reverse Split. There will be no payment of cash in lieu of any fractional shares. Furthermore, the number of stockholders of record would not be affected by the Reverse Split.

Authorized but Unissued Shares; Potential Dilution and Anti-Takeover Effects

Upon the Effective Date of the Reverse Split, the Company will have 1,606,874 shares issued and outstanding and will have 50,000,000 shares of authorized Common Stock. These additional shares would be available for issuance from time to time for business purposes as reasonably determined by the Board of Directors or in connection with capital-raising transactions and acquisitions of technologies, or assets, consistent with our current business objectives.

The significant increase in the proportion of authorized but unissued shares available to be issued shares after the Reverse Split could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of our Company with another company). Notwithstanding the foregoing, our Board of Directors is not proposing the Reverse Split in response to any effort by third parties of which we are aware to accumulate any of our shares of our Common Stock or to otherwise seek to obtain control of the Company. Our Board of Directors does not currently contemplate recommending the adoption of any other proposals that could be construed to affect the ability of anyone to take over or change the control of the Company. Further, American has no present or contemplated future plans that contemplate the issuance of any significant number on available authorized but unissued shares of Common Stock.

Nevertheless, we believe that the availability of the additional shares will provide us with the flexibility to pursue potential transactions as they arise, to take advantage of desirable business opportunities and to respond effectively in a changing corporate environment. For example, we may elect to issue shares of Common Stock to raise equity capital, to make acquisitions through the use of shares of our Common Stock, to establish strategic relationships with other companies, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans, where the Board determines it is both advisable and in the best interest of American and its stockholders to do so, without the necessity of soliciting further stockholder approval, subject to applicable stockholder vote requirements under the NRS and the applicable rules and regulations of the SEC and federal securities laws

If we issue additional shares for any of the above purposes, the aggregate ownership interest of our current stockholders, and the interest of each such existing stockholder, would be diluted, possibly substantially. Although we continually examine potential transactions, we have no current plans or arrangements to issue any additional shares of Common Stock.

Furthermore, the additional shares of Common Stock that would become available for issuance upon the Effective Date of the Reverse Split could also be used by the Company’s management to oppose any potential hostile takeover attempt or delay or prevent changes in control or changes in or removal of the Company. For example, without further stockholder approval, our Board of Directors could authorize the issuance and sale of shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although the Reverse Split has been prompted by sound business and financial considerations of our Board of Directors, as discussed above, stockholders nevertheless should be aware that the implementation of the Reverse Split could facilitate future efforts by management to deter or prevent a change in control of the Company.

Following the Reverse Split, the Company will continue to have 50,000,000 shares of Common Stock authorized and approximately 1,606,874 shares of Common Stock outstanding and, as a result, the Company will have approximately 48,393,126 authorized but unissued shares of Common Stock available for issuance from time to time at the discretion of the Board of Directors. At present, the Company has approximately 33,931,250 shares of Common Stock authorized but unissued. Notwithstanding the forgoing and as stated above, the Board has no present plans to issue any of the additional shares of Common Stock that will become available. Further, the Board does not currently contemplate entering into any arrangements or recommending the adoption of any other provisions, such as supermajority voting requirements, that may have material anti-takeover consequences.

Accounting Matters

The Reverse Split would not affect the par value of our Common Stock. As a result, on the Effective Date of the Reverse Split, the stated par value capital on our balance sheet attributable to our Common Stock would be reduced and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value per share of our Common Stock would be increased because there would be fewer shares of our Common Stock outstanding.

We present earnings per share (“EPS”) in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings per Share,” and we will comply with the requirements of SFAS No. 128 with respect to reverse stock splits. In pertinent part, SFAS No. 128 says as follows: “If the number of common shares outstanding decreases as a result of a reverse stock split, the computations of basic and diluted EPS shall be adjusted retroactively for all periods presented to reflect that change in capital structure. If changes in Common Stock resulting from reverse stock splits occur after the close of the period but before issuance of the financial statements, the per-share computations for those and any prior-period financial statements presented shall be based on the new number of shares. If any per-share computations reflect such changes in the number of shares, that fact shall be disclosed.”

Fairness of the Process

The Board of Directors did not obtain a report, opinion, or appraisal from an appraiser or financial advisor with respect to the Reverse Split and no representative or advisor was retained on behalf of the unaffiliated stockholders to review or negotiate the transaction. The Board of Directors concluded that the additional expense of these independent appraisal procedures was unreasonable in relation to the Company’s available cash resources and concluded that the Board of Directors could adequately establish the fairness of the Reverse Split without the engagement of third parties.

Street Name Holders of Common Stock

The Company intends for the Reverse Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to affect the Reverse Split for their beneficial holders. However, nominees may have different procedures. Accordingly, stockholders holding Common Stock in street name should contact their nominees.

Stock Certificates

Mandatory surrender of certificates is not required by our stockholders in connection with the Reverse Split. The Company's transfer agent, Registrar and Transfer Co., of Cranford, NJ, will adjust the record books of the Company to reflect the Reverse Split as of the Effective Date of the Reverse Split. New certificates will not be mailed to stockholders.

Federal Income Tax Consequences

The following description of federal income tax consequences of the reverse stock split is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and practices as in effect on the date of this information statement. The discussion is for general information only and does not cover any consequences that apply for special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). We urge all stockholders to consult their own tax advisers to determine the particular consequences to each of them of the reverse stock split.

We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. We believe, however, that because the reverse stock split is not part of a plan to periodically increase or decrease any stockholder’s proportionate interest in the assets or earnings and profits of our company, the reverse stock split would have the federal income tax effects described below:

The exchange of pre-split shares for post-split shares should not result in recognition of gain or loss for federal income tax purposes. In the aggregate, a stockholder’s basis in the post-split shares would equal that stockholder’s basis in the pre-split shares. A stockholder’s holding period for the post-split shares would be the same as the holding period for the pre-split shares exchanged therefore. Provided that a stockholder held the pre-split shares as a capital asset, the post-split shares received in exchange therefore would also be held as a capital asset.

As stockholders are not receiving cash in lieu of any fractional share interest, but instead fractional shares are being rounded up to the next whole share, it is unlikely that stockholders would be treated as if our company had redeemed any fractional share interest. It is therefore unlikely that rounding up fractional shares would result in any gain or loss recognition by stockholders. Our company should not recognize gain or loss as a result of the reverse stock split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table lists the number of shares of Common Stock of our Company as of June 30, 2012 that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within sixty (60) days. Under the rules of the SEC, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he/she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power. At June 30, 2012, the Registrant had 22,889,366 voting shares issued of which 16,068,743 shares are common stock and 1,000 shares are preferred stock representing 6,266,810 voting shares.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class Voting Shares
Common Stock	Daniel Dror, CEO and Chairman 601 Cien Street, Suite 235, Kemah, TX 77565	88,526 shares	0.24%
Preferred Stock	Daniel Dror, CEO and Chairman 601 Cien Street, Suite 235, Kemah, TX 77565	1,000 shares or 6,266,810 voting shares(4)	30.00%
Common Stock	Charles R. Zeller, Director 601 Cien Street, Suite 235, Kemah, TX 77565	20,000 shares (1)	0.00%
Common Stock	Sherry McKinzey, CFO 601 Cien Street, Suite 235, Kemah, TX 77565	154,920 shares	0.74%
Common Stock	Thomas J. Craft, Jr., Director 5420 North Ocean Blvd. Suite 2102, Singer Island, FL 33404	20,000 shares	0.00%
Common Stock	S. Scott Gaile, President 601 Cien Street, Suite 235, Kemah, TX 77565	114,400 shares	0.54%
Common Stock	International Diversified Corporation, Ltd. Shirley House, Shirley Street, P.O. Box SS-19084, Nassau, Bahamas	2,738,784 shares (2)	11.96%
Common Stock	Kemah Development Texas L.P. 601 Hanson Road, Kemah TX 77565	1,460,000 (3)	2.68%
Common Stock	Vadim Perelman (Baker Street Capital) 12400 Wilshire Blvd., Ste. 940, Los Angeles, CA 90025	1,236,664	5.92%
Common Stock	Scott Wolinsky, Director 10 Connemara Court, Sewell, NJ 08080	862,500 shares	3.77%
Common Stock	All officers and directors as a group (6 people)	7,527,156 shares	32.88%

(1) The J & J Zeller Trust, of which Mr. Zeller is the Trustee, holds 20,000 restricted shares.

(2) International Diversified Corporation, Ltd., a corporation owned by Elkana Faiwuszewicz, Daniel Dror's brother, owns 2,738,784 shares. Mr. Dror is not an officer, director or shareholder of International Diversified Corporation, Ltd., and disclaims any beneficial interest in the shares owned by Mr. Faiwuszewicz or his corporation.

(3) Kemah Development Texas L.P., owned by an entity which is controlled by Daniel Dror's brother. Mr. Dror disclaims any beneficial interest in or control over Kemah Development Texas L.P.

(4) Daniel Dror, the holder of all of the 1,000 outstanding shares of Series A Preferred Stock, has the right to vote in aggregate, on all shareholder matters votes, a number of shares equal to 30% of the total shareholder vote on any and all stockholder matters. The Series A Preferred Stock will be entitled to this 30% voting right no matter how many shares of Common Stock or other voting stock of American are issued or outstanding in the future.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE.

At present, the Company has three executive officers and four directors. Our directors are elected to serve until the next annual meeting of shareholders and until their respective successors will have been elected and will have qualified. The following table sets forth the name, age and position held with respect to our present directors and executive officers:

Name	Age	Positions
Daniel Dror	71	Chairman of the Board, Chief Executive Officer and President
Sherry L. McKinzey	51	Chief Financial Officer
S. Scott Gaille	42	President
Charles R. Zeller	70	Director
Thomas J. Craft, Jr.	47	Director
Scott Wolinsky	53	Director

Daniel Dror has served as Chairman of the Board, Chief Executive Officer and President of the Company since September 1997. From 1994 to 1997, Mr. Dror served as Chairman of the Board and Chief Executive Officer of Microtel International, Inc., a public company in the telecommunication business. From 1982 until 1993, Mr. Dror served as Chairman of the Board and Chief Executive Officer of Kleer-Vu Industries, Inc., a public company.

Sherry L. McKinzey has served as Chief Financial Officer of American International since June 1, 2007, and has been with the company since August 1, 2006.  Sherry graduated with a B.S. in Accounting from the University of Alabama and has been a Certified Public Accountant since 1986.  She has held positions in both public and industry accounting.  Prior to joining the Company, Sherry worked for El Paso Corporation for 14 years as a supervisor for various accounting departments and as a training and development consultant.

S. Scott Gaille has been our President and Director since July 2010 and devotes approximately 10% of his professional time to Brenham’s and American International’s businesses. From August 2007 to the present, Mr. Gaille has been Managing Director of the Gaille Group, which includes, among other portfolio companies, Sequent Asset Management, LLC, a multi-family investment firm, and Sequent Petroleum Management, LLC.  Mr. Gaille is also a legal advisor and compliance officer to ZaZa Energy Corporation.  Mr. Gaille devotes approximately 80% of his professional time to these other Gaille Group activities. Mr. Gaille has also been an Adjunct Professor of Management at Rice University from 2008 to the present, where he teaches International Energy Development to MBA students.  Mr. Gaille was Director - Business Development for Occidental Oil & Gas Corporation from July 2004 to August 2007. Mr. Gaille was an Olin Fellow in Law and Economics at the University of Chicago, where he received his Doctor of Law Degree with High Honors in 1995 and attended undergraduate college at the University of Texas at Austin, where he earned a Bachelor of Arts degree in Government with High Honors and was elected to Phi Beta Kappa.

Charles R. Zeller has served as a director of the Company, since 2000. Mr. Zeller is a developer of residential subdivisions including Cardiff Estates, 800 acres subdivision in Houston, TX and estate of Gulf Crest in downtown Pearland, Texas. He has extensive experience in real estate and finance and has been a real estate investor and developer for over 35 years, including shopping centers, office buildings, and apartment complexes and the financing of such projects. Mr. Zeller is the President of RealAmerica Corporation.

Thomas J. Craft, Jr., an attorney admitted to practice under the laws of the State of Florida. Mr. Craft specializes in federal securities laws, and maintains his principal law office in Palm Beach County, Florida. Mr. Craft has served on the board of several public companies during the past five years. Mr. Craft was appointed a director of the Company on November 22, 2002.

Robert W. Derrick, Jr. was appointed to the board of directors on February 19, 2004. Mr. Derrick has served as Delta's president since September 2002 and was Delta's vice president from December 1989 until September 2002. Delta has been in the oil and gas business for more than 35 years, engaged in the sale of oil field pipe, tubular, well-completion work and provides work-over services for existing oil and gas wells. Delta is also expanding into exploration.

On July 14, 2010, the Company's Board of Directors appointed Scott Wolinsky to its Board and as a member of its Audit Committee. Mr. Wolinsky is a Registered Patent Agent, Electrical Engineer, Inventor and former Primary Patent Examiner with over sixteen years of related patent experience. He graduated from the State University of New York at Stony Brook with a Bachelor of Engineering in Electrical Engineering. Mr. Wolinsky has worked as an Electrical Engineer at various satellite and military aircraft companies and for the United States Patent and Trademark Office as a Patent Examiner. Currently, Mr. Wolinsky works for the law firm of Volpe and Koenig P.C. in Philadelphia, Pennsylvania as a Senior Patent Agent, specializing in the preparation and prosecution of patent applications associated with wireless communications, electrical circuits and computer / database systems.

Advisory Director

On February 19, 2004, the Board of Directors of the Company appointed M. Truman Arnold as an advisor to the Company's Board of Directors. Mr. Arnold has served as vice president of administrative services for The Coastal Corporation, a major multinational oil and gas company, from 1995 through January 2001. Mr. Arnold brings to the Company and its Board of Directors over 40 years experience in the oil and gas industry.

Report of the Audit Committee

The Audit Committee of the Board of Directors of the Company is currently comprised of two directors, Charles R. Zeller, chairman, and Scott Wolinsky, both of whom satisfy the requirements to serve as independent directors.

The Audit Committee has furnished the following report:

The Audit Committee is appointed by the Company’s Board of Directors to assist the Board in overseeing (1) the quality and integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditor and (4) the Company’s compliance with legal and regulatory requirements. The authority and responsibilities of the Audit Committee are set forth in a written Audit Committee Charter, a copy of which filed on May 3, 2007 as part of the Company's definitive proxy statement on Schedule 14A. The Charter grants to The Audit Committee, sole responsibility for the appointment, compensation and evaluation of the Company’s independent auditor and the internal auditors for the Company, as well as establishing the terms of such engagements. The Audit Committee has the authority to retain the services of independent legal, accounting or other advisors as the Audit Committee deems necessary, with appropriate funding available from the Company, as determined by the Audit Committee, for such services. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval.

The Audit Committee is responsible for overseeing the Company’s overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for the Company fiscal year ended December 31, 2011, the Audit Committee:

-	Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2011 with management and GBH CPAs, PC, the Company’s independent auditor;
-	Discussed with management, and GBH CPAs, PC the adequacy of the system of internal controls;
-	Discussed with GBH CPAs, PC the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and
-	Received written disclosures and a letter from GBH CPAs, PC regarding its independence as required by PCAOB Rule 3526. The Audit Committee discussed with GBH CPAs, PC its independence.

The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate. In addition, the Audit Committee’s meetings included executive sessions with the Company’s independent auditors and the Company’s accounting and reporting staff, in each case without the presence of the Company’s management.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. Also, in its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditor, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States of America.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and GBH CPAs, PC, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Audit Committee

Charles R. Zeller, Chairman

Scott Wolinsky

Independent Public Accountants

The Company’s Audit Committee has approved the appointment by the Company's Board of Directors of GBH CPAs, PC as independent public accountants for the fiscal year ending December 31, 2011, and the appointment was ratified by the shareholders at the annual meeting held on June 8, 2011.

Audit Committee Pre-Approval Policy

Pursuant to the terms of the Company’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent auditor. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent auditor in order to assure that the provisions of such services does not impair the auditor’s independence. The Audit Committee has delegated interim pre-approval authority to the Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. With respect to each proposed pre-approved service, the independent auditor must provide detailed back-up documentation to the Audit Committee regarding the specific service to be provided pursuant to a given pre-approval of the Audit Committee. Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Company’s Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. All of the services described in Item 14 Principal Accountant Fees and Services were approved by the Audit Committee.

Code of Ethics

The Corporation has adopted a Code of Ethics that are designed to deter wrongdoing and to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in the Company's SEC reports and other public communications. The Code of Ethics promotes compliance with applicable governmental laws, rules and regulations.

Section 16(a) Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own beneficially more than ten percent (10%) of the Company’s Common Stock, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a). Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that the directors, executive officers, and greater than ten percent (10%) beneficial owners have filed all reports required under Section 16(a).

ITEM 11. EXECUTIVE COMPENSATION

The following tables contain compensation data for the Chief Executive Officer and other named executive officers of the Company for the fiscal years ended December 31, 2011 and 2010:

Summary Compensation Table
		Annual Compensation			Long-term Compensation Awards
				Other Annual	Stock	Warrant	Total
		Salary	Bonus	Compensation	Award(s)	Award(s)	Compensation
Name and Principal Position	Year	($)	($)	($)	($) (1)	($)	($)
Daniel Dror,	2010	$ 120,000	$ 106,250	$ 12,508(2)	$ 120,000	-	$ 358,758
CEO	2011	$ 120,000	$ 279,042	$ 10,541(2)	$ 269,375	-	$ 678,958

Sherry McKinzey,	2010	$ 110,000	$ 7,500	$ 5,390(3)	$ 30,000	-	$ 152,890
CFO	2011	$ 110,000	$ 5,000	$ 6,057(3)	$ 15,000	-	$ 136,057

S. Scott Gaille,	2010	-	-	-	-	-	-
President	2011	-	-	-	$ 75,120	$ 46,559	$ 121,679

Marc H. Fields,	2010	$ 166,818	-	-	-	-	$ 166,818
President of NPI	2011	$ 186,327	$ 35,000	-	-	-	$ 221,327

Robert W. Derrick, Jr.,	2010	$ 125,417	-	-	$ 423,875	-	$ 549,292
President of Delta	2011	$ 142,000	-	-	$ 37,175	-	$ 179,175

Ron Burleigh,	2010	$ 92,022	-	$ 33,395(4)	$ 423,875	-	$ 549,292
Vice President of Delta	2011	$ 105,000	-	$ 35,000(4)	$ 25,000	-	$ 165,000

(1) See "Stock-Based Compensation" in note 1 to the financial statements for valuation assumptions.  For the year ended December 31, 2011, Daniel Dror received 377,500 restricted shares valued at $215,175, Sherry McKinzey received 25,000 shares valued at $6,250, and S. Scott Gaille received 114,400 shares valued at $70,080. Messr. Derrick received 27,500 restricted shares valued at $12,175. Daniel Dror received 1,000,000 shares of Brenham valued at $4,200 and 1,000,000 shares of Delta valued at $50,000.  S. Scott Gaille received 1,200,000 shares of Brenham valued at $5,040. Sherry McKinzey received 175,000 shares of Delta valued at $8,750, and Messrs. Derrick and Burleigh each received 500,000 shares of Delta valued at $25,000.  For the year ended December 31, 2010, Daniel Dror received 200,000 restricted shares valued at $120,000 and Sherry McKinzey received 50,000 shares valued at $30,000.  Messrs. Derrick and Burleigh each received 9,607,843 post-Reverse Split shares of Delta valued at $423,875 in consideration for extending their employment agreements for five years in addition to the balance of their current employment agreements.

(2) Represents total payments for an automobile owned by the Company utilized by Mr. Dror.

(3) Represents total payments for an automobile owned by the Company utilized by Ms. McKinzey.

(4) Represents payments for personal insurance premiums for Mr. Burleigh.

On October 1, 2004, Mr. Dror entered into a five-year employment agreement with the Company, which provided for compensation of $10,000 per month, and annual bonuses to be determined by the Board of Directors and the grant of 100,000 warrants per year at an exercise price of $6.55 per share. In March 2007, the employment agreement was extended to March 31, 2012 and the warrants were amended to provide for the grant of 144,000 warrants per year, which reflects the 20% stock dividend the Company paid in 2005 and 2006, at an increased exercise price of $7.00, based upon the average closing price of the Company’s shares during September 2004. The warrants have an expiration date two years following each annual grant. In connection with the Company's 20% stock dividends to all shareholders on September 19, 2007 and July 16, 2008, the terms of these warrants were adjusted to reflect the dividend, resulting in the warrants being exercisable to buy 207,360 shares for $4.86 per share.  In July 2011, the employment agreement was amended and extended for four years.  The Employment Agreement has a term effective from March 30, 2011 to March 30, 2016, and provides for a monthly salary to Mr. Dror of $10,000 plus a bonus as determined by the Board of Directors. Additionally, Mr. Dror is entitled to a special bonus in the event that lenders or investment bankers working with the Company require the personal guarantee of Mr. Dror. The Employment Agreement also provides that Mr. Dror will receive the equivalent of $10,000 in restricted shares of the Company’s common stock per month during the term of the Employment Agreement. In the event of a change in control of the Company, resulting in Mr. Dror ceasing to serve as the Company’s Chief Executive Officer, President and Chairman, Mr. Dror is entitled to receive from the Company within ninety (90) days of the change in control a sum equal to five (5) years of the base salary then payable to him under the Employment Agreement and $1,000,000 in cash. The Company is also required to provide and pay premiums on life insurance policy on Mr. Dror (up to $3,000,000 in coverage), with the beneficiary designated by Mr. Dror. Finally, the Employment Agreement provided for the issuance to Mr. Dror of the 1,000 shares of newly designated Series A Preferred Stock in consideration for guarantying the loans of the Company, see note 10.

In September 1994, Mr. Marc Fields entered into an employment agreement with NPI to serve as President and Chief Operating Officer of NPI on an at-will basis, which provided for an annual salary of $110,000, which was raised to $124,000 in 1998, to $158,000 in 2006, and to $195,000 in 2008. The employment agreement provides for a bonus of 10% of the amount equal to NPI’s operating income, less rent and interest expense, which exceeds $500,000. The employment agreement grants Mr. Fields an option to purchase NPI common stock equal to 5% of NPI’s equity at an exercise price of 5% of the total shareholder’s equity, if NPI conducts an initial public offering of its common stock during Mr. Field’s employment. The employment agreement provides for a disability insurance policy as well as a life insurance policy in the name of Mr. Fields’ spouse in the amount of approximately three times Mr. Fields salary. The employment agreement provides that upon termination NPI has the option to have Mr. Fields sign a one-year non-compete agreement in exchange for one year’s base salary.

I n September 2004 Messrs. Derrick and Burleigh entered into ten-year employment agreements with Delta to serve as Delta's president and vice president, respectively. The employment agreements provided for an annual base salary of $115,000 each, which was increased to $150,000 in 2005. In 2008, Messrs. Derrick and Burleigh received additional compensation of due to Delta’s substantial growth. During the year ended December 31, 2010, Messrs. Derrick and Burleigh received 9,607,843 post-Reverse Split shares of Delta in consideration for extending their employment agreements for five years in addition to the balance of their current employment agreements.

In July 2009, Sherry McKinzey, CFO, entered into a three-year employment agreement beginning July 1, 2009, which provides for an annual salary of $110,000 plus a bonus as determined by the Board of Directors.  In addition to her base compensation, Ms. McKinzey will be entitled to a bonus as determined by the Company’s board of directors from time to time. Also, the agreement provided for the grant of 50,000 restricted shares of American common stock on July 13, 2009, as an incentive to extend the employment agreement.  In the event of a change in control of the Company, resulting in Ms. McKinzey ceasing to serve as the Company’s Chief Financial Officer, Ms. McKinzey shall be entitled to receive and the Company shall pay to Ms. McKinzey within ninety (90) days of the change in control a sum equal to one (1) year of the base salary then payable to her under the employment agreement.

Grants of Plan-Based Awards

Name	Grant date	Stock awards: Number of shares of stock or units (#) (1)	Warrant awards: Number of securities underlying options (#)	Exercise or base price of warrant awards ($/Sh)	Grant date fair value of stock and warrant awards
Daniel Dror, CEO	January 4, 2011	200,000	-	-	122,000
	January 20, 2011	100,000	-	-	68,000
	January 28, 2011	7,500	-	-	5,175
	April 27, 2011	10,000	-	-	3,000
	August 2, 2011	10,000	-	-	4,500
	November 30, 2011	50,000	-	-	12,500
		377,500			215,175
Sherry McKinzey, CFO	November 30, 2011	25,000	-	-	6,250
S. Scott Gaille, President	January 11, 2011	7,400	-		5,180
	February 2, 2011	7,000	-	-	4,900
	June 24, 2011	100,000	100,000	$ 0.60	106,559
		114,400			116,639
(1)					Restricted shares.

 Outstanding Equity Awards at Fiscal Year-End

None.

Director Summary Compensation Table

The directors serve without cash compensation, but may be granted stock as bonus compensation from time to time. The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2011.

Director Summary Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Charles Zeller	-	$ 12,175	-	-	-	$ 12,175
Thomas J. Craft, Jr.	-	$ 14,975	-	-	-	$ 14,975
Scott Wolinsky	-	$ 45,575	-	-	-	$ 45,575

(1) Daniel Dror, the Company’s Executive Chairman and Chairman of the Board, and Robert W. Derrick, Jr., the President of Delta, are not included in this table. The compensation received by Messrs. Dror and Derrick, Jr., as employees of the Company, are shown in the Executive Summary Compensation Table.

(2) See "Stock-Based Compensation" in note 1 to the financial statements for valuation assumptions.

ADDITIONAL INFORMATION

The Company is subject to the filing requirements of the Exchange Act, and in accordance therewith files reports, proxy/information statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “Exchange Act Filings”) with the SEC. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, NE Washington, D.C, 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NE Washington, D.C 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

We will post the Definitive Information Statement on Schedule 14C on the Company’s website: http://www.americanii.com . We will also provide without charge, to each person to whom a proxy/information statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). Such requests should be directed to the address and phone number indicated below. This includes information contained in documents filed subsequent to the date on which definitive copies of the proxy statement are sent or given to security holders, up to the date of responding to the request.

By order of the Board of Directors of

AMERICAN INTERNATIONAL INDUSTRIES, INC.
601 Cien Street, Suite 235
Kemah, Texas 77565-3077
(281) 334-9479

August 20, 2012

By: /s/ Daniel Dror

Chairman of the Board, Chief Executive Officer and President